Exhibit 99.1

MISSION COMMUNITY BANCORP

INSTRUCTIONS AS TO USE OF

SUBSCRIPTION RIGHTS CERTIFICATES

The following instructions relate to a subscription rights offering (the “Rights Offering”) by Mission Community Bancorp, a California corporation (the “Company”), to the holders of its common stock, who are entitled to participate in the Rights Offering as described in the Company’s prospectus dated                   , 2010 (the “Prospectus”).  Each holder of record of common stock at the close of business on                     , 2010 (the “Record Date”) will receive 15 subscription rights (the “Subscription Right”) for each share of common stock held (or deemed to be held) by it at the Record Date.  Each whole Subscription Right is exercisable, upon payment of $5.00 in cash (the “Subscription Price”), to purchase one share of common stock (“Share”) and one warrant to purchase one share of common stock (“Warrant”) .  See “The Rights Offering” in the Prospectus.

The Subscription Rights will expire at 5:00 p.m., Pacific Time, on                 , 2010, and may be extended for up to 30 trading days, (the “Expiration Date”).

The number of Subscription Rights to which you are entitled is printed on the face of your Subscription Rights Certificate.  You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate section on the back of your Subscription Rights Certificate and returning the Subscription Rights Certificate to the Company in the envelope provided.

Warrants that are issued pursuant to the exercise of the Subscription Rights are exercisable at $5.00 per Share, subject to adjustment, to purchase Shares at a rate of one such Warrant for each Share purchased pursuant to the exercise of the Subscription Right.  See “The Rights Offering” in the Prospectus.

Your Subscription Rights Certificate must be received by the Company on or before the Expiration Date.  Payment of the Subscription Price for all Subscription Rights exercised, including final clearance of any checks, must be received by the Company on or before the Expiration Date; however, the Company reserves the right to accept any late subscriptions or payments in its sole discretion.  Once you exercise your Subscription Rights, you cannot revoke the exercise of such Subscription Rights.  In case you hold Subscription Rights through a broker or other nominee, you must instruct your broker or nominee to exercise your subscription rights on your behalf.

1.             Subscription Rights.  To exercise Subscription Rights, complete your Subscription Rights Certificate and send your properly completed and executed Subscription Rights Certificate, together with payment in full of the Subscription Price for each Share and Warrant subscribed for pursuant to the Subscription Right to us at the address set forth in Section 3 below.  The method of delivery of the Subscription Rights Certificate and the payment of the Subscription Price is at your election and risk.  If you send your Subscription Rights Certificate and payment by mail, then they should be sent by registered mail, properly insured. All payments must be made in United States dollars by check or bank draft drawn upon a United States bank, or by wire transfer, in each case, payable to Mission Community Bancorp.

2.             Acceptance of Payments.  Payments will be deemed to have been received only upon the (i) clearance of an uncertified check; (ii) receipt by us of a certified or cashier’s check or bank draft drawn upon a United States bank; or (iii) receipt by us of confirmation that a wire transfer has been received.  If you wish to pay the subscription price by uncertified personal check, then you should make payment sufficiently in advance of the expiration date of the Rights Offering to ensure its receipt and clearance by that time.  It is highly recommend that if you intend to pay the Subscription Price by personal check, that your subscription payment should be received by the Company no later than five business days prior to the Expiration Date.

3.             Delivery of Completed Subscription Rights Certificates and Funds.  The address to deliver your completed and originally executed Subscription Rights Certificates and payment of the Subscription Price is as follows:

Mission Community Bancorp

3380 South Higuera Street

San Luis Obispo, CA  93401

Attn: Cindy Harrison

If you wish to wire your Subscription Price, you should still return your completed Subscription Rights Certificate to the above address and wire your funds as indicated in the Subscription Rights Certificate:

4.             Partial Exercises; Effect of Over- and Under-Payments.  If you exercise less than all of the Subscription Rights evidenced by your Subscription Rights Certificate, the Company will not issue to you a new Subscription Rights Certificate evidencing the unexercised Subscription Rights, unless you expressly request that we do so in writing.  However, if you choose to have a new Subscription Rights Certificate sent to you, you may not receive any such new Subscription Rights Certificate in sufficient time to permit exercise of the Subscription Rights evidenced thereby.  If you do not indicate the number of Shares and Warrants to be subscribed for on your Subscription Rights Certificate, or if you indicate a number of Shares and Warrants that does not correspond with the aggregate Subscription Price payment you delivered, you will be deemed to have subscribed for the maximum number of Shares and Warrants that may be subscribed for the aggregate Subscription Price you deliver.  If we do not apply your full Subscription Price payment to your purchase of Shares and Warrants, then we will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the Expiration Date.  If you subscribe for fewer than all of the Shares and Warrants represented by your Subscription Rights Certificate, then the unexercised Subscription Rights will become null and void on the Expiration Date.

5.             Delivery of Share Certificates, Etc.  Your share certificates and warrants will be delivered to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary on the back of your Subscription Rights Certificate.  The Company will deliver your share certificates and warrants as soon as practicable after the completion of the Rights Offering.

6.             Execution.

(a)           Execution By Registered Holder.  The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever.  Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Company satisfactory evidence of their authority so to act.

(b)           Execution By Person Other Than Registered Holder.  If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless the Company, in its discretion, dispenses with proof of authority.

(c)           Signature Guarantees.  Your signature must be guaranteed by an Eligible Guarantor Institution if you specify special delivery instructions.

7.             Method of Delivery.  The method of delivery of Subscription Rights Certificates and payment of the Subscription Price will be at the election and risk of the Subscription Rights holder.  If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to us prior to the Expiration Date.

8.             No Revocation.  If you exercise any of your Subscription Rights, you will not be permitted to revoke or decrease the exercise or request a refund of any monies paid.  You should not exercise your Subscription Rights unless you are sure that you wish to purchase additional Shares and Warrants at the Subscription Price.  Once you exercise your Subscription Rights, you cannot revoke the exercise of such Subscription Rights even if you later learn information that you consider to be unfavorable and even if the market price of our common stock is below the Subscription Price.

9.             Assignment.  If you wish to assign your Subscription Rights please contact us in order to obtain a form of Assignment of Subscription Rights.  We must receive the completed Assignment (with signature guarantee) together with the completed Subscription Rights Certificate and payment of the Subscription Price prior to the Expiration Date in order for the assignment of your Subscription Rights to be duly assigned and exercised.

10.          Questions and Request for Additional Materials.  For questions regarding the Rights Offering, assistance regarding the method of exercising Subscription Rights or for additional copies of relevant documents, please contact the Company at:

Mission Community Bancorp

3380 South Higuera Street

San Luis Obispo, CA  93401

Attn:  Cindy Harrison

Telephone:  (805) 782-5000

E-mail:  charrison@missioncommunitybank.com